Exhibit 10.7

Confidential

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

ANDOVER ENVIRONMENTAL SOLUTIONS, LLC

and

LITTON ENTERPRISES INC.

DATED APRIL 18, 2022

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of April 18, 2022 (the “Effective Date”), is entered into by and among Andover Environmental Solutions, LLC, a Delaware limited liability company (“Seller”), and Litton Enterprises Inc., a Texas corporation (“Purchaser”). Purchaser and Seller are each a “Party” and collectively the “Parties”.

RECITALS

WHEREAS, Seller and Purchaser collectively own all of the issued and outstanding Membership Interests (as defined in that certain Limited Liability Company Agreement of the Company dated as of January 20, 2021) (the “Units”) of ANC Green Solutions – Zodega, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company is the sole-member of Zodega Landscape Services, LLC, a Delaware limited liability company (“Zodega Opco”);

WHEREAS, Seller owns fifty-one (51) Units (the “Zodega Units”) all of which are uncertificated;

WHEREAS, Seller is entitled to receive payments in its capacity as a lender pursuant to: (1) that certain Promissory Note and Guaranty dated as of January 26, 2021, issued by Purchaser to Seller (the “Texas Seasons Note”), (2) that certain Promissory Note and Guaranty dated as of February 18, 2021, issued by Purchaser to Seller (the “GreenTex Note”), (3) that certain Promissory Note and Guaranty dated as of February 19, 2021, issued by Purchaser to Seller (the “CJs Note”), (4) that certain Promissory Note and Guaranty dated as of March 12, 2021, issued by Purchaser to Seller (the “Lillard Note”, and together with the Texas Seasons Note, the GreenTex Note, and the CJs Note, the “Deficit Loans”), (5) that certain Secured Promissory Note dated as of September 28, 2021, issued by Zodega Opco to Seller (the “September Note”), (6) that certain Amended and Restated Secured Promissory Note dated as of November 3, 2021, issued by Zodega Opco to Seller’s parent that was assigned to Seller (the “November Note”), and (7) that certain Secured Promissory Note dated as of February 1, 2022, issued by Zodega Opco to Seller (the “February Note”, and together with the Deficit Loans, the September Note, and the November Note, the “Promissory Notes”);

WHEREAS, pursuant to that certain Asset Purchase and Contribution Agreement dated as of January 20, 2021, by and among the Company, Zodega Opco, Seller, Robert Dihu, and Larry Litton Jr., Purchaser acquired or acquired rights to 51,290 shares of class “A” common stock (the “ANC Shares”) of Andover National Corporation, a Delaware corporation (“ANC”);

WHEREAS, the Parties hereby waive the notice and provisions related to Disposition of the Units under Article 13 of the Company’s Limited Liability Company Agreement (the “Company Agreement”) or as otherwise required by Law, including the Delaware Limited Liability Company Act;

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Promissory Notes and the Zodega Units (collectively, the “Purchased Interests”), subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the recitals, the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Purchaser and Seller hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise defined elsewhere in this Agreement, the following terms shall have the meanings specified in this Article 1 unless the context otherwise requires:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, hearing, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, charge, complaint, arbitration, grievance, audit, administrative order, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, any such Person. The term “control” (including the terms “controlled by” or “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise. The term “Affiliate” also includes (a) any partner, officer, director, manager, or other official of such Person, and (b) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, or other relative with a relationship (by blood, marriage or adoption) not more remote than first cousin of any of the foregoing, of such Person.

“Business” means the current business of the Company and Zodega Opco.

“Claim” means any and all claims, causes of action, demands, payments, charges, lawsuits, suits, proceedings, governmental investigations or audits and administrative orders, judgments, liabilities, losses, damages, penalties, fines and costs and expenses (including reasonable attorneys’ fees, expert fees, court costs, mediation expenses, and other legal or other expenses) incurred in connection therewith and including liabilities, costs, losses and damages.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended (and, as appropriate hereunder, the Treasury Regulations).

“Contract” and “Contracts” means, with respect to any Person, any contract, license, sublicense, purchase order, lease, sublease, agreement or instrument, or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which such Person is a party or by which any of its assets are bound.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, local, or foreign government or any governmental or quasi-governmental authority of any nature, or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Intellectual Property” means all (a) trademarks, service marks, logos, corporate names, domain names, protected models, designs, created works, assumed names, trade names or other trade rights of Seller associated with the Business, whether or not registered (b) e-mail addresses, websites, URLs, phone numbers and internet domain name registrations of Seller associated with the Business, and (c) rights under any licenses of Seller to use any of the foregoing types of intellectual property.

“Law” or “Laws” means all federal, state, local or foreign laws, legislation, statutes, constitutions, rules, regulations, codes, edicts, orders, judgments, decrees, ordinances, or legally binding directives, guidance or pronouncements or rules of common law of any Governmental Authority.

“Liability” or “Liabilities” means any debt, obligation, duty, liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several, or secondary liability), or STRICT LIABILITY (INCLUDING STRICT LIABILITY ARISING UNDER ENVIRONMENTAL LAW) regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles.

“Lien” means any liens, claims, options, warrants, charges, security interests, pledges, mortgages, rights of first refusal, warrants, options, phantom equity interests, rights (including preemptive rights or equity appreciation rights), or other encumbrances whatsoever.

“Losses” means any losses, liabilities, claims, damages (including punitive, incidental, consequential, special or indirect damages, including loss of revenue, diminution in value or any damages based on any type of multiple), penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including reasonable attorneys’ fees) and disbursements.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, estate, association, organization or other entity.

“Representative” means, with respect to any Person, any and all current directors, officers, managers, employees, consultants, financial advisors, counsel, attorneys, law firms, accountants and other agents of such Person.

“Restricted Period” means the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date.

“Tax” (and with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, service, license, excise, environmental, stamp, franchise, employment, payroll, severance, occupation, social security, unemployment, withholding, alternative or add-on minimum, ad valorem, value added, transfer, recording or excise tax, or any other tax, custom, duty, governmental fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty or addition thereto.

“Tax Return” means any report, return (including estimated) or other information required (including any attachments or schedules required to be attached to such report, return, or other information) to be supplied (or actually supplied) to a Governmental Authority or third party in connection with any Taxes.

“Transaction Documents” means this Agreement and any other agreement, instrument, notice or other document contemplated hereby or thereby.

“Transactions” means the purchase and sale of the Purchased Interests, and the related events and transactions contemplated by this Agreement and the Transaction Documents.

“Zodega Opco Assets” means all of the property, assets, rights, and interests used or held by the Company and its subsidiaries (in each case, only to the extent that such property, asset, right, or interest is currently owned by the Company and its subsidiaries) (hereafter the Company’s subsidiaries includes Zodega Opco), including, but not limited to the following: all inventory of raw materials, work in process, parts, subassemblies and finished goods, if any, wherever located and whether or not obsolete or carried on the Company and its subsidiaries’ books of account, in each case with any transferable warranty and service rights with respect to such assets; all personal property and interests therein, wherever located, including all personal property, and all vehicles, tools, parts and supplies, fuel, machinery, equipment, tooling, furniture, furnishings, appliances, fixtures, office equipment and supplies, computers, servers, any electronic equipment, owned and licensed computer hardware and software and related documentation (including any source code or systems documentation associated therewith), stored data, communication equipment, trade fixtures and leasehold improvements, in each case with any transferable warranty and service rights with respect to such assets; all rights under all contracts, including employment contracts and restrictive covenants, except for any Liability or Lien that is otherwise excluded in the Agreement; all right, title and interest in and to the Company and its subsidiaries’ Intellectual Property and intellectual property rights; all customer lists, e-mail addresses, telephone numbers and fax numbers; all permits used in the Business or held in the Company’s name; any Claims or Actions by the Company and its subsidiaries, to the extent assignable against any third party relating to the Business or the Purchased Interests; originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, customer records and files, vendor lists, price lists, distribution lists, compliance records and procedures, customer complaints and inquiry files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research relating to the Business or Company and its subsidiaries; credit cards, financial accounts, accounts receivables, amounts owed to the Company and its subsidiaries under any contract, agreement, or otherwise; insurance claims, insurance proceeds, rights under all insurance policies issued on the Company, its subsidiaries, and its Representatives; all rights under warranties, indemnities and all similar rights against third parties to the extent related to any of the

Company and its subsidiaries’ assets; leasehold rights; and all goodwill generated by or associated with the Company, its subsidiaries, and the Business.

ARTICLE 2

PURCHASE AND SALE

2.1Incorporation of Recitals. The Recitals set forth above are incorporated in and made part of this Agreement.

2.2Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, free and clear of all Liens, and Purchaser hereby purchases and accepts from Seller on the terms set forth herein, all right, title, and interest of Seller in, to and under all of the Purchased Interests, which will consolidate in Purchaser ownership of all of the Zodega Opco Assets through Purchaser’s ownership of all of the Units of the Company and the Company’s ownership of all of the limited liability company interests of Zodega Opco.

2.3Purchase Price. The aggregate purchase price for the Purchased Interests (the “Purchase Price”) shall be equal to: (a) that certain Promissory Note, Pledge, and Guaranty by Purchaser and the pledgors and guarantors specified therein in the principal amount of One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000.00) (the “Note”), and (b) the ANC Shares.

ARTICLE 3

CLOSING

3.1Closing. The Transactions shall close (the “Closing”) contemporaneously with the execution of this Agreement. The Parties need not attend the Closing in person, and the delivery of all documents described in Section 3.2 and Section 3.3 may be handled by electronic transmission. The Transactions shall be considered closed, and possession of the Purchased Interests and the risk of their loss shall be deemed to have been passed to Purchaser as of 5:00 p.m. Houston time on the Closing Date.

3.2Seller’s Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneously with Purchaser’s deliveries hereunder, Seller shall deliver or caused to be delivered to Purchaser all of the following documents, certificates and instruments, all in form and substance reasonably satisfactory to Purchaser and its counsel:

(a)a counterpart to this Agreement, duly executed by Seller;

(b)resignation letters from Mr. Peter Cohen and Mr. Steve Saunders or any other Seller Representative resigning, and removal documents for Mr. Milun Patel removing him, from any and all positions held with the Company and Zodega Opco effective as of the Closing Date, duly executed by each such Person or, with respect to the removal documents, other appropriate signatories;

(c)all written resolutions adopted by the Seller’s managers authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby; and

(d)such other documents, certificates and instruments reasonably necessary to consummate the Transactions.

3.3Purchaser’s Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneously with Seller’s deliveries hereunder, Purchaser shall deliver or cause to be delivered to Seller all of the following documents, certificates and instruments, all in form and substance reasonably satisfactory to Seller and its counsel:

(a)the Purchase Price in accordance with Section 2.3 (including the Note, duly executed by Purchaser and each pledgor and guarantor specified therein);

(b)a counterpart to this Agreement, duly executed by Purchaser;

(c)all written resolutions adopted by Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby; and

(d)such other documents, certificates and instruments reasonably necessary to consummate the Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to Purchaser:

4.1Organization and Authority. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite company power and authority to carry on the business and to own and use the assets and properties owned and used by it. Seller has full company power and authority to execute and deliver this Agreement and to consummate the Transactions. Any and all company action on the part of Seller and its managers necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of Seller hereunder and thereunder, has been taken. This Agreement has been duly and validly executed and delivered and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2Ownership of Units. The Zodega Units constitute all of the Units of the Company of record beneficially owned by Seller and represent the entire interest of Seller in the Company, and Seller currently has no right to acquire any additional stock or other interest in the Company.

4.3Title. Seller has good, valid and marketable title to and is the sole owner of the Purchased Interests, and the Purchased Interests are free and clear of Liens. No other Person has an ownership or other interest in any of the Purchased Interests.

4.4No Conflicts; Consents. Seller’s execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of, or default under, any provision of the organizational documents of Seller, including Seller’s certificate of formation and company agreement; (b) conflict with or result in a violation or breach of, or default under, any provision of any Law or any or order of any Governmental Authority applicable to Seller; (c) conflict with or result in a violation or breach of, or default under, any Contract, indenture, agreement, commitment, or other instrument to which Seller may be bound; (d) conflict with or result in a violation or breach of, or default under, any order, judgment or decree applicable to Seller, (e) except pursuant to the Note, result in the creation of any Lien upon any of the Purchased Interests or Zodega Opco Assets, or constitute an event which, after notice or lapse of time or both, would result in any such conflict, violation, breach, or default, or the creation of any such Lien, or (f) result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person applicable to Seller, the Purchased Interests, or the Zodega Opco Assets, except, in the case of each of the preceding clauses, to the extent that the occurrence of any of the foregoing would not have a material adverse effect on the ability of Seller to enter into and perform its obligations under this Agreement.

4.5Brokers. Seller has not incurred any Liability to any Person for any brokerage fees, agent’s commissions, or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated herein.

4.6Compliance with Laws. Seller has been and is in compliance in all material respects with all applicable Laws. No notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the Knowledge of Seller, threatened with respect to Seller or the Purchased Interests or the Company’s subsidiaries, by any Governmental Authority with respect to any alleged violation by Seller of any Law.

4.7Absence of Changes. Except as set forth on Schedule 4.7, since January 1, 2022, Seller has not: (i) created any Lien on any of the Purchased Interests or the Zodega Opco Assets except pursuant to the Promissory Notes or as reflected on Lien search results provided to Purchaser on April 11, 2022, (ii) failed to discharge or satisfy when due any Lien on any of the Purchased Interests or the Zodega Opco Assets for which Seller is solely responsible, or (iii) failed to keep in full force and effect insurance that was in place on December 31, 2021, that covered the Purchased Interests, the Zodega Opco Assets, the Company’s or Zodega Opco’s Representatives, or otherwise as required by the Company Agreement.

4.8No Other Representations. Except for the representations and warranties made by Seller in this Article 4, neither Seller nor any other Person makes any express or implied representation or warranty with respect to the Purchased Interests, the Company, the Company’s subsidiaries, or any of their respective businesses, operations, assets, liabilities, conditions

(financial or otherwise) or prospects, and Seller hereby disclaims any such other representations or warranties.

4.9Texas Business Opportunities. To the knowledge of Seller, Seller has disclosed to Purchaser or the Company all business opportunities it has pursued in Texas that are in any way related to the Business (“Texas Business Opportunities”).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser makes the following representations and warranties to Seller:

5.1Organization and Authority. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas. Purchaser has all requisite corporate power and authority to carry on the business and to own and use the assets and properties owned and used by it. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Any and all corporate action on the part of Purchaser and its directors necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of Purchaser hereunder and thereunder, has been taken. This Agreement has been duly and validly executed and delivered and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.2Ownership of Shares. The ANC Shares constitute all of the issued and outstanding shares of ANC of record beneficially owned by Purchaser and represent the entire interest of Purchaser in ANC, and Purchaser currently has no right to acquire any additional stock or other interest in ANC.

5.3Title. Purchaser has good, valid and marketable title to and is the sole owner of the ANC Shares, and the ANC Shares are free and clear of Liens. No other Person has an ownership or other interest in any of the ANC Shares.

5.4No Conflicts; Consents. Purchaser’s execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of, or default under, any provision of the organizational documents of Purchaser, including Purchaser’s certificate of formation and bylaws; (b) conflict with or result in a violation or breach of, or default under, any provision of any Law or any or order of any Governmental Authority applicable to Purchaser; (c) conflict with or result in a violation or breach of, or default under, any order, judgment or decree applicable to Purchaser, (d) result in the creation of any Lien upon any of the ANC Shares, or constitute an event which, after notice or lapse of time or both, would result in any such conflict, violation, breach, or default, or the creation of any such Lien, or (e) result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person applicable to Purchaser or the ANC Shares, except, in the case of each of the preceding clauses, to the extent that the occurrence of any of the foregoing would not have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement.

5.5Brokers. Purchaser has not incurred any Liability to any Person for any brokerage fees, agent’s commissions, or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated herein.

5.6Compliance with Laws. Purchaser has been and is in compliance in all material respects with all applicable Laws. No notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the Knowledge of Purchaser, threatened with respect to Purchaser or the ANC Shares, by any Governmental Authority with respect to any alleged violation by Purchaser of any Law.

5.7Absence of Changes. Except as set forth on Schedule 5.7, since January 1, 2022, Purchaser has not: (i) created any Lien on any of the ANC Shares, (ii) failed to discharge or satisfy when due any Lien on any of the ANC Shares.

5.8No Other Representations. Except for the representations and warranties made by Purchaser in this Article 5, neither Purchaser nor any other Person makes any express or implied representation or warranty with respect to the ANC Shares, the Company, the Company’s subsidiaries, or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties.

ARTICLE 6

COVENANTS

6.1Confidentiality. Each Party shall, and shall cause its Affiliates and Representatives to, keep confidential and not disclose to any other Person or use for its or his own benefit or the benefit of any other Person the terms and provisions of this Agreement or any confidential proprietary information, technology, know-how, trade secrets (including all customer lists), product formulas, industrial designs, franchises, inventions or other intellectual property regarding the other Party, its respective Affiliates, or any of their respective businesses and operations (“Confidential Information”). The obligations of the Seller under this Section 6.01 apply to the Company’s Confidential Information. The obligations of each Party under this Section 6.1 shall not apply to Confidential Information (i) that is or becomes generally available to the public without breach of the commitment provided for in this Section 6.1, or (ii) is required to be disclosed by Law; provided, however, that, in any such case, the disclosing Party shall notify the other Party as early as reasonably practicable prior to disclosure to allow the other Party to take appropriate measures to preserve the confidentiality of such Confidential Information.

6.2Non-Disparagement. Each Party agrees that it shall not, and shall cause each of its Representatives (acting on its or any of its Affiliates’ behalf) or Affiliates not to, at any time, in any written or oral communications with the press or other media, any customer, client, stakeholder, investor or supplier of the other Parties, or their Affiliates, or any other Person, criticize, ridicule, or make or encourage any other Person to make any statement that disparages, is derogatory of, or is negative toward the personal or business reputation, conduct or practices of the other Parties, any of their Affiliates, or any of their then current or former Representatives.

6.3Tax Matters.

(a)Purchaser, the Company, Seller and its Representatives shall take all actions, including the execution and delivery of such certificates and other documents, reasonably required to obtain lawful exemptions and otherwise lawfully minimize all transfer, documentary, sales, use, stamp, registration, vehicle transfer and other such Taxes imposed by any Governmental Authority and all recording or filing fees and notarial fees, if any, incurred in connection with the sale, transfer, conveyance, assignment, lease or other disposition, directly or indirectly of the Purchased Interests under this Agreement. However, any and all transfer, documentary, sales, use, stamp, registration, vehicle transfer and other such Taxes imposed by any Governmental Authority and all recording or filing fees and notarial fees, if any, incurred in connection with the sale, transfer, conveyance, assignment, lease or other disposition, directly or indirectly of the Purchased Interests under this Agreement shall be borne by Purchaser.

(b)The Parties will cause to be included in their respective Tax Returns for all taxable periods or partial periods ending on or before the Closing Date, all revenues and expenses relating to the operations of the Company during such periods or partial periods. Each of the Parties will prepare and timely file or cause to be prepared and timely filed all such Tax Returns with the appropriate Governmental Authorities. Each Party will make all payments of Tax shown to be due and owing by such Party in such Tax Returns.

(c)Seller and Purchaser shall (i) each promptly (and, in any event, within thirty (30) days) provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any Governmental Authority or judicial or administrative proceedings relating to liability for Taxes for any period that ends on or includes the Closing Date, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. In addition, the Parties shall (a) retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all Tax periods or partial periods ending on or before or that include the Closing Date, and (b) shall not destroy or otherwise dispose of any such books and records without first providing the other Party with a reasonable opportunity to review and copy those parts of the same directly relating to the operation of the Company, or to take possession of, the same.

(d)Purchaser shall deliver to Seller all notices from taxing authorities related to the Purchased Interests promptly upon their receipt.

6.4Non-Solicitation Agreement.

(a)During the Restricted Period, and except as otherwise permitted below, Seller and its Representatives shall not in any way, directly or indirectly, (i) induce or attempt to induce any employee or independent contractor of Purchaser to terminate employment or engagement with Purchaser, (ii) otherwise interfere with or disrupt Purchaser’s relationship with its employees, independent contractors, vendors, or suppliers, (iii) solicit, entice, or hire away any employee or independent contractor of Purchaser, or (iv) hire or engage any employee or independent contractor of Purchaser or any former employee or former independent contractor of Purchaser whose employment or engagement with Purchaser ceased less than one (1) year before the date of such hiring or engagement. Seller acknowledges that any attempt on the part of Seller to induce others to leave Purchaser’s employ or engagement, or any effort by Seller to interfere with Purchaser’s relationship with its employees, independent contractors, vendors, or suppliers would be harmful and damaging to Purchaser. Notwithstanding any other term or provision in this Agreement to the contrary, Seller is not prohibited from hiring any person who seeks employment with Seller or any response to a newspaper advertisement or other form of public solicitation seeking potential employees.

(b)Seller acknowledges and agrees that the provisions of this Section 6.4 are reasonable and necessary to protect the legitimate business interests of Purchaser. Seller shall not contest that Purchaser’s remedies at law or in equity for any breach or threat of breach by Seller, any of its Affiliates, or Representatives of the provisions of this Section 6.4 will be inadequate, and that Purchaser shall be entitled to an injunction or injunctions, without the need to post a bond,  to prevent breaches of the provisions of this Section 6.4 and to enforce specifically such terms and provisions, in addition to any other remedy to which Purchaser may be entitled at law or equity. The restrictive covenant contained in this Section 6.4 is a covenant independent of any other provision of this Agreement or any other agreement between the Parties.

(c)If any of the provisions contained in this Section 6.4 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable Law or the determination by a court of competent jurisdiction.

6.5Release from Guarantees. As soon as reasonably practicable (and, in any event, no later than May 27, 2022), Purchaser shall use commercially reasonable efforts (including substituting Seller with Purchaser) to remove and fully release, or cause the removal and full release, of Seller and any of its Affiliates (other than the Company and its subsidiaries) from any and all guarantees of any Liabilities of the Company and any of its subsidiaries, and Seller agrees to use commercially reasonable efforts to cooperate with Purchaser in order to effectuate the provisions of this Section 6.5.

6.6Further Actions. Each of the Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Transaction Documents to which it is or will be a party and consummate and make effective the transactions contemplated hereby and thereby.

6.7Seller’s Business Opportunities. Notwithstanding the foregoing or anything to the contrary in the Company Agreement, neither Seller nor any of its Affiliates shall be prohibited from pursuing any business opportunities in Texas that arise after the Closing Date.  For the avoidance of doubt, “any business opportunities in Texas that arise after the Closing Date” does not include any Texas Business Opportunity.

ARTICLE 7

INDEMNIFICATION

7.1Survival and Limitations. The representations and warranties of Seller and Purchaser contained in this Agreement shall survive for a period of two (2) years following the Closing Date; except for representations and warranties contained in Section 4.1 (Organization and Authority), Section 4.3 (Title), Section 4.5 (Brokers), Section 5.1 (Organization and Authority), Section 5.3 (Title), and Section 5.5 (Brokers) which will continue in full force and effect in perpetuity; provided, however, Claims involving fraud, willful misconduct or intentional misrepresentation shall survive the execution and delivery of this Agreement and the consummation of the Transactions contemplated by this Agreement.

7.2Mutual Indemnification. Subject to the provisions of this Article 7, each Party (an “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates, Representatives, successors, transferees and assignees (the “Indemnified Parties”) from, against and in respect of any Claims or Actions that arise out of, relate to or result from (i) any breach by an Indemnifying Party of any representation, warranty, covenant, obligation, or agreement of the Indemnifying Party in this Agreement and (ii) any representation or warranty made by the Parties to this Agreement not having been true and correct and as of the Closing.

7.3Seller Indemnification. Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, Representatives, successors, transferees and assignees from, against and in respect of any Losses or Actions that arise out of, relate to or result from any breaches of Section 4.7.

7.4Purchaser Indemnification. Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates (other than the Company and its subsidiaries), Representatives, successors, transferees and assignees from, against and in respect of any Losses or Actions that arise out of, relate to or result from any and all guarantees of any Liabilities of the Company and any of its subsidiaries by any of Seller and its Affiliates (other than the Company and its subsidiaries).

7.5Indemnification Procedure. Each Indemnified Party shall timely provide notice of a claim for indemnification pursuant to this Article 7 (a “Claim Notice”) in writing to the Indemnifying Party, specifying the nature and basis for such claim and a copy of all papers supporting, pertaining to, or served with, any such claim (if any); provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice shall not relieve an Indemnifying Party from liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay. The Indemnified Party shall not settle or compromise any legal action without the Indemnifying Party’s express written consent, not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, “Indemnifying Party” as used in this Section 7.5 shall include Seller under

Section 7.3 and Purchaser under Section 7.4, and “Indemnified Party” as used in this Section 7.5 shall include Purchaser and its Affiliates, Representatives, successors, transferees and assignees under Section 7.3 and Seller and its Affiliates (other than the Company and its subsidiaries), Representatives, successors, transferees and assignees under Section 7.4.

7.6Control of Third-Party Claims.

(a)In the event of the assertion of any Claim or Action against any Indemnified Party by a claimant that is not a party to this Agreement with respect to a matter subject to indemnity hereunder (a “Third-Party Claim”), the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim, and may assert any defense of the Indemnified Party or the Indemnifying Party; provided, however, that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third-Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim hereunder, the Indemnified Party shall cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions, hearings, and trial. The Indemnifying Party shall not be entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)If the Indemnifying Party, by the thirtieth (30th) day after receipt of notice of any Third-Party Claim (or, if earlier, by the tenth (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such Third-Party Claim) does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party reasonably deems appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense, unless the Parties agree otherwise. The Indemnified Party shall not settle or compromise any Third-Party Claim for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

7.7No Right of Set-Off. Neither Party may set-off any amount that may be owed to them by the other Party, whether under this Agreement or otherwise, against any amount that they owe to the other Party.

ARTICLE 8

MISCELLANEOUS

8.1Fees and Expenses. Each Party will pay its own fees, expenses and disbursements and those of its Representatives incurred in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and any amendments hereto or thereto and the consummation of the Transactions.

8.2Further Acts and Assurances. Seller shall, at any time and from time to time at and after the Closing, upon the written request of Purchaser and without additional consideration, take any and all steps reasonably necessary to place Purchaser in possession and operating control of the Purchased Interests, and Seller will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the more effective transferring and confirming to Purchaser of any or all of the Purchased Interests.

8.3Notices, Etc. All notices, requests, demands or other communications required by this Agreement to be in writing shall be deemed to have been duly given to any party when delivered by overnight courier service or when delivered by e-mail with confirmation of receipt, in each case to the applicable addresses set forth below:

If to Seller:	ANC Green Solutions – Zodega, LLC c/o Andover National Corporation 40 West 57th Street, Suite 2020 New York, New York 16019 Attn: Steve Saunders E-mail: steve@andovernational.com
With a copy (which shall not constitute notice) to:	Balch & Bingham LLP 1901 6th Avenue North, Suite 1500 Birmingham, Alabama 35203 Attention: David Bowsher E-mail: dbowsher@balch.com
If to Purchaser:	Litton Enterprises Inc. 7026 Old Katy Road, Suite 259 Houston, Texas 77024 Attn: Robert Dihu; Larry Litton Jr. E-mail: rob@zodega.com; larryblittonjr@gmail.com
With a copy (which shall not constitute notice) to:	Law Office of Shane McClelland, PLLC 440 Cobia Drive, Suite 101 Katy, Texas 77494 Attention: Shane McClelland E-mail: shane@hmtrial.com or to such other address as such Party shall have designated by notice so given to each other Party. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent if receipt occurs during normal business hours and otherwise on the next business day.

8.4Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Without the prior written consent of the other Parties, no Party may assign or delegate either this Agreement or any of the rights or obligations of such Party. Any attempted assignment or delegation in violation of this Section 8.4 shall be void.

8.5Entire Agreement. The Transaction Documents and the schedules and exhibits thereto constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the Parties hereto; provided, however, that this provision is not intended to abrogate any other written agreement between the Parties executed with or after this Agreement or any written agreement pertaining to another subject matter.

8.6No Third-Party Beneficiaries. Except for the Parties hereto and their assignees permitted hereunder, no other Person shall acquire any legal or equitable rights or remedies under this Agreement.

8.7Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute or action arising under this Agreement shall be settled in the federal or state courts of the State of Delaware, to whose exclusive jurisdiction and venue each Party hereby submits. Seller and Purchaser hereby waive any objection to the propriety or convenience of such venue.

8.8Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION; (B) SUCH PARTY HAS SOUGHT THE ADVICE OF ITS COUNSEL REGARDING THE IMPLICATIONS OF THIS WAIVER AND HAS CONSIDERED SUCH IMPLICATIONS; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, CERTIFICATIONS, AND ACKNOWLEDGMENTS IN THIS SECTION 8.8.

8.9Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the Parties hereto waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

8.10Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay or failure on the part of any Party hereto to exercise any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any Party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.11Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

8.12Interpretive Provisions. Whenever appropriate from the context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and each pronoun, whether stated in the masculine, feminine or neuter gender, shall include the masculine, feminine and the neuter gender. Any reference in this Agreement to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions. Unless otherwise specified, all references in this Agreement to Articles and Sections are references to Articles and Sections of or to this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any reference herein to any law or regulation shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. With respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including.” With respect to all dates and time periods set forth or referred to herein, time is of the essence.

8.13No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.14Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts and electronically mailed or facsimile pages, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the Parties hereto.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

SELLER:

ANDOVER ENVIRONMENTAL SOLUTIONS, LLC,
a Delaware limited liability company

By:	/s/ William Greenblatt
Name:
Title:

PURCHASER:

LITTON ENTERPRISES INC.,
a Texas corporation

By:	/s/ Robert Dihu
Name:
Title:

Signature Page

Membership Interest Purchase Agreement